Exhibit 10.48

September 29, 2004

John A. Skolas

12 Lenape Drive

New Hope, PA 18938

Dear John,

In conjunction with your promotion to Executive Vice President, your severance terms expand from six months to one year. Accordingly, the severance terms in your offer letter dated October 3, 2003 providing (6) six months salary continuation in the event your employment is terminated without cause, are hereby replaced by the following provisions:

“If Genaera terminates your employment without cause (“cause” is defined in Genaera’s 2004 Stock Based Incentive Compensation Plan) you will receive your monthly base salary for twelve (12) months following your termination date or until you secure full time employment elsewhere, whichever period is shorter. If requested by Genaera in writing to you on the day of or within three (3) business days after your termination, you agree to execute a general release in a form acceptable to Genaera, including a mutual non-disparagement clause. Provided Genaera acts in a timely manner and in good faith to fulfill its obligations as to the terms of your employment, the execution of said release shall be a condition of receiving the severance pay described in this paragraph. For the avoidance of doubt, said release will not supercede the terms of any Change in Control Agreement executed between you and Genaera, nor reduce the benefits payable to you under any employment benefit plan nor require you to relinquish any rights to defense and indemnification to which you might otherwise be entitled pursuant to law, Genaera’s By-Laws, its Certificate of Incorporation or any policy of insurance for claims of initiated by third parties against you and/or Genaera for actions taken on behalf of Genaera in your capacity as an officer and employee.”

Please indicate your acceptance of this amendment by your signature below and return one copy to Human Resources.

/s/ Roy C. Levitt
Roy C. Levitt, MD
President and Chief Executive Officer

Accepted:	/s/ John A. Skolas

Date: 11/30/2004

5110 Campus Drive • Plymouth Meeting, PA 19462 • Tel: (610) 941-4020 • Fax: (610) 941-5399